Exhibit 99.1

Contact:	610-337-1000	For Immediate Release:
	Hugh J. Gallagher, ext. 1029	May 15, 2013
Simon Bowman, ext. 3645
Shelly Oates, ext. 3202

UGI Revises Second Quarter Earnings

VALLEY FORGE, Pa., May 15 - UGI Corporation (NYSE: UGI) today reported net income attributable to UGI of $171.9 million, or $1.49 per diluted share, for the second quarter of Fiscal 2013 ended March 31, 2013, compared to $133.4 million, or $1.18 per diluted share, for the prior-year period. The increase in net income attributable to UGI was the result of substantially improved performance across all of UGI’s business units given the return to more normal winter weather. Results for the current-year period were revised to include the impact of a $1.5 million reduction in net income (approximately $0.02 per diluted share) related to the correction of AmeriGas’s method of accounting for certain customer credits.

John L. Walsh, president and chief executive officer of UGI, said, “Based upon our results to date and including our assessment of business conditions for remainder of Fiscal 2013, we expect earnings per diluted share for Fiscal 2013 to be within our previously-stated guidance range of $2.40 to $2.50, although we believe it is most likely that earnings will end up in the lower half of that range.”

About UGI

UGI is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes propane both domestically and internationally, manages midstream energy and electric generation assets in Pennsylvania, and engages in energy marketing in the Mid-Atlantic region. UGI, through subsidiaries, is the sole General Partner and owns 26% of AmeriGas Partners, L.P. (NYSE:APU), the nation’s largest retail propane distributor.

Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com

This press release contains certain forward-looking statements that management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read UGI’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures, the impact of pending and future legal proceedings, domestic and international political, regulatory and economic conditions including currency exchange rate fluctuations (particularly the euro), the timing of development of Marcellus Shale gas production, the timing and success of our commercial initiatives and investments to grow our business, and our ability to successfully integrate acquired businesses, including Heritage Propane, and achieve anticipated synergies. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

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